UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   May 24, 2017

Dynavax Technologies Corporation

(Exact name of registrant as specified in its charter)

Commission File Number:  001-34207

Delaware	33-0728374
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

2929 Seventh Street, Suite 100

Berkeley, CA 94710-2753

(Address of principal executive offices, including zip code)

(510) 848-5100

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the Registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement

On May 24, 2017, Dynavax Technologies Corporation (the "Company") and 2929 SEVENTH ST., LLC, a California limited liability company (the “Landlord”) entered into a fifth amendment to the lease agreement (the “Fifth Amendment”) dated January 7, 2004, as amended, relating to the lease of approximately 40,702 square feet of office and laboratory space located in Berkeley, California (the “2929 Building” or the “Facility”) which expires on June 30, 2018.  In addition, pursuant to a lease agreement dated December 14, 2012 between the Company and Landlord (the “2919 Lease”), the Company leases approximately 14,461 square feet of office space located in Berkeley, CA (the “2919 Building”) which expires on June 30, 2018.

Under the terms of the Fifth Amendment, which became effective as of May 15, 2017, the 2919 Lease will terminate on June 30, 2017 or such earlier date as mutually agreed by the Company and Landlord.  The term of the lease as to the 2929 Building is extended for a period of ninety months from the current lease expiration date of June 30, 2018 (the “Initial Term”) with a monthly rental rate of $3.75 per square foot in the first year of the lease extension period, escalating by 3.0% per year for the remainder of the lease term.  The Landlord will provide the Company with a tenant improvement allowance and the Company will pay the Landlord certain operating costs of the Facility.

The Company has the option to extend the lease beyond the Initial Term for an additional period of twenty four months provided that the rental rate would be subject to market adjustment for this period.

The foregoing summary of the Fifth Amendment is not complete and is qualified in its entirety by reference to the Fifth Amendment, which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ending June 30, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dynavax Technologies Corporation
Date: May 25, 2017	By:	/s/ MICHAEL OSTRACH
Michael Ostrach
Senior Vice President